UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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TWO RIVER BANCORP
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TWO RIVER BANCORP

766 Shrewsbury Avenue
Tinton Falls, NJ 07724

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2016

Dear Two River Bancorp Shareholders:

The Annual Meeting of Shareholders of Two River Bancorp (the “Company”) will be held at The Oyster Point Hotel, located at 146 Bodman Place, Red Bank, New Jersey, on Wednesday, May 18, 2016, at 10:00 a.m., for the following purposes:

1.	To elect four (4) Class I directors;

2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year; and

4.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on March 24, 2016 are entitled to notice of and to vote at the Annual Meeting. Whether or not you contemplate attending the Annual Meeting, we suggest that you promptly execute the enclosed proxy card and return it to the Company, or vote by telephone or the Internet by following the instructions on the proxy card.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors or the compensation of the Company’s named executive officers unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors and in connection with the vote on the compensation of the Company’s named executive officers.

Important notice regarding the availability of proxy materials for the 2016 Annual Meeting of Shareholders: The Proxy Statement for the 2016 Annual Meeting of Shareholders and 2015 Annual Report to Shareholders are available at http://www.edocumentview.com/TRCB.

By Order of the Board of Directors,

William D. Moss
President and Chief Executive Officer

April 4, 2016

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

TWO RIVER BANCORP

766 Shrewsbury Avenue
Tinton Falls, NJ 07724

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 18, 2016

PROXY STATEMENT

This Proxy Statement is being furnished to the shareholders of the Company in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Shareholders to be held on Wednesday, May 18, 2016, at 10:00 a.m., at The Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, and at any postponement or adjournment thereof.

This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are first being mailed to shareholders on or about April 4, 2016.

In this Proxy Statement, Two River Bancorp is referred to as the “Company,” and Two River Community Bank, the sole banking subsidiary of the Company, is referred to as the “Bank.”

GENERAL

The holders of record of shares of common stock of the Company at the close of business on the record date, which is March 24, 2016, are entitled to vote such shares at the Annual Meeting. On March 24, 2016, there were 7,943,446 shares of common stock outstanding entitled to vote at the Annual Meeting. In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Certain proposals, such as the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals, such as the election of directors, or an advisory vote to approve the compensation of executives, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. Therefore an abstention or a broker non-vote will have no effect on the outcome of the vote on election of directors at the meeting. Both of the other proposals will be approved or ratified if a majority of the votes cast are FOR the proposal. Thus, abstentions and broker non-votes will have no impact on the approval of these proposals.

Shares of common stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted “FOR” (1) the election of each of the Board of Directors’ nominees for Class I directors, (2) the approval, in an advisory vote, of the compensation of the Company’s named executive officers, and (3) the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the 2016 fiscal year.

With respect to any other matters properly submitted to shareholders at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders. As of the date of this Proxy Statement, the Company is not aware of any matters that are to be presented at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting.

Election inspectors appointed for the Annual Meeting will tabulate the votes cast by proxy or in person at the meeting. The election inspectors will determine whether or not a quorum is present. Votes will NOT be considered cast on a particular matter if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes, or if the votes are withheld by a broker.

If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted.

Shareholders may vote by completing, signing and mailing the proxy card, or may vote by telephone or Internet by following the instructions on the proxy card. A proxy may be revoked if, prior to the exercise of the proxy, the Secretary of the Company receives either a written revocation of that proxy or a new proxy bearing a later date, or you vote again by telephone or the Internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last vote received chronologically will supersede all prior votes. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

This proxy solicitation is being made by the Board of Directors of the Company, and the expense of preparing, printing, and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our directors, officers or regular employees of the Company without additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of common stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of this Proxy Statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the Proxy Statement and its attachments to a shareholder sharing an address with another shareholder. You may make such a request in writing to Two River Bancorp, Attn: Corporate Secretary, 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724, or by calling the Company at (732) 389-8722. This Proxy Statement and the annual report are available at http://www.edocumentview.com/TRCB. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Smaller Reporting Company

The Company has elected to prepare this Proxy Statement and other annual and periodic reports as a “smaller reporting company” consistent with the rules of the Securities and Exchange Commission (the “SEC”).

ITEM 1 - ELECTION OF CLASS I DIRECTORS

Our certificate of incorporation provides that the Board of Directors of the Company may from time to time fix the total number of directors on the Board of Directors at not less than one or more than 15. Presently, the Board of Directors consists of 12 members. The Board is divided into three classes, each of which serves a separate three-year term. The terms of four of the current directors (Class I) expire at the Annual Meeting.

Our Bylaws permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for director made by shareholders (other than the members of the Board of Directors) must be made, in writing, and delivered to us not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. We are not required to include nominations made by our shareholders in this Proxy Statement. However, if any such nomination is properly made, ballots bearing the name of such nominee or nominees will be provided for use by shareholders at the meeting. Any nominations that are not made timely or any votes cast at the meeting for any candidate not duly nominated will be disregarded by the chairman of the meeting. No notice of nomination of any person for election as a director has been received from any shareholder as of the date of this Proxy Statement.

The Board of Directors has nominated James M. Bollerman, Robert B. Grossman, MD, John J. Perri and Robin Zager for election to the Board of Directors as Class I directors. All of the Board of Directors’ nominees are current directors of the Company and the Bank. If elected, these directors will serve until the Annual Meeting of Shareholders to be held in 2019 or until their successors are chosen and qualified.

The Company has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unable or unavailable to serve, or for good reason will not serve, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee, or the size of the Board may be reduced. The Board believes that the named nominees are available, and, if elected, will be able to serve.

Shares represented by properly completed proxies will be voted for the Board of Directors’ nominees unless you specify otherwise in your proxy. If you wish to withhold authority from the proxy holders to vote for the election of directors or to withhold authority to vote for any individual nominee, you may do so by marking your proxy to that effect if you vote by mail, or by withholding your vote by telephone or the Internet by following the instructions on the proxy card.

The four nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors. Votes withheld from a nominee have no legal effect.

Information Concerning Nominees and Continuing Directors

The following table sets forth (i) the name and age of each of the nominees for election to the Board of Directors and each of the continuing members of the Board of Directors; (ii) the other positions and offices presently held by such persons with the Company, if any; (iii) the period during which such persons have served on the Board of Directors of the Company, if applicable; and (iv) the principal occupations and employment of such persons during at least the past five years. Additional biographical information for each nominee and each continuing members of the Board of Directors follows the table.

Nominees for Class I Directors Serving Until 2019:	Age	Director Since	Principal Occupation

James M. Bollerman, Vice Chairman of the Board of the Company and the Bank	61	2010	President/Owner of Bollerman Real Estate Services, Inc.

Robert B. Grossman, MD, Director of the Company and the Bank	68	2009	Medical doctor in private practice

John J. Perri, Jr., CPA, Vice Chairman of the Board of the Company and the Bank	67	2006	Certified Public Accountant and a partner with Raymond, Perri & DeSeno, LLC

Robin Zager, Director and Corporate Secretary of the Company and the Bank	65	2009	Partner, Commercial Property Advisors, LLC and licensed real estate broker

Continuing Class II Directors Serving Until 2017:	Age	Director Since	Principal Occupation

Charles F. Butrico, Jr., Director of the Company and the Bank	56	2014	Account Services Executive with Dell Services

Robert E. Gregory, Director of the Company and the Bank	60	2006	President of NJ Galvanizing and Tinning Works, Inc.

William F. LaMorte, Director of the Company and the Bank	66	2009	President of Ronstan Paper & Packaging Company, Inc.

William Statter, Director of the Company and the Bank	72	2009	Retired pharmacist

Continuing Class III Directors To Serve Until 2018:	Age	Director Since	Principal Occupation

William D. Moss, President, Chief Executive Officer and Director of the Company and the Bank	58	2009	President, Chief Executive Officer and Director of the Company and the Bank

Joseph F.X. O’Sullivan, Director of the Company and the Bank	62	2006	Senior executive with Fleetwood Financial Leasing, LLC

Frank J. Patock, Jr., Chairman of the Board of the Company and the Bank	71	2006	President of Patock Construction Company

Andrew A. Vitale, CPA, Director of the Company and the Bank	58	2011	Certified Public Accountant and Partner-in-Charge of WithumSmith+Brown’s Red Bank, NJ office

Set forth below are the names of, and certain biographical information regarding, the directors of the Company.

Frank J. Patock, Jr. is currently the Chairman of the Board of the Company and the Bank. Mr. Patock is also President of Patock Construction Company, a general contracting company located in Tinton Falls, New Jersey and was born and raised in the Red Bank area. He is a founder and former member of the Board of Directors of Tinton Falls State Bank. He is a past President of the Red Bank Rotary Club and is the current President of the Affordable Housing Alliance. Mr. Patock’s experience qualifying him for service as a director include his over 26 years’ experience as a bank incorporator/director and his valuable business acumen and experience as the long-time CEO of a general contracting company specializing in the development of corporate, retail and governmental building facilities. His contacts and reputation throughout the state’s construction industry enable Mr. Patock to develop business for the Bank.

William D. Moss is currently President and Chief Executive Officer and a director of the Company and the Bank, and has served in various capacities with the Company and the Bank since its inception in 2000. Prior to that time, Mr. Moss served in various officer positions with several banks, including Midlantic National Bank and Central Jersey Bank and Trust Company. Mr. Moss is a 1987 graduate of the Stonier Graduate School of Banking. He currently serves on the New Jersey State Banking Advisory Council, the Board of the Atlantic Community Bankers Bank, Camp Hill, PA, and several non-profit boards. Mr. Moss is a former board member of the New Jersey Bankers Association. He is past president of the Community Bankers Association of NJ and the American Cancer Society/Jersey Shore Region, and has also served as Councilman in the Borough of Shrewsbury, NJ and chair of its finance committee. In his capacity as the Company’s President and Chief Executive Officer, Mr. Moss brings extensive knowledge of the commercial banking industry, gained over 36 years of experience, to the governance and leadership of the organization.

James M. Bollerman is currently a Vice Chairman of the Board of the Company and the Bank. Mr. Bollerman is the founder of Bollerman Real Estate Services, a firm that develops real estate and provides real estate consulting services. Mr. Bollerman has been directly involved with the development, planning and construction of over 20 million square feet of space in New Jersey. Prior to starting his own companies, Mr. Bollerman was Chief Executive Officer of a subsidiary of New Jersey Resources Corporation, a New York Stock Exchange listed company. He is a former member of the Board of Directors of New Jersey Resources Corporation and served on its Finance Committee. Mr. Bollerman was also an assistant to a cabinet officer in the State of New Jersey. Mr. Bollerman is a graduate of Seton Hall University School of Law. Mr. Bollerman’s experience qualifying him for service as a director includes a 33-year business career in a variety of senior corporate, governmental and entrepreneurial positions, including Director and Division President for a publicly traded company and the founder and CEO of a real estate investment and advisory firm. He is a member of the Audit Committee of the Municipal Excess Liability Joint Insurance Fund. He also serves in governance roles in the non-profit sector, including acting as a Trustee within the Meridian Health System.

Charles F. Butrico, Jr. is currently a director of the Company and the Bank. Mr. Butrico is employed by Dell Services, a provider of information technology services, as an Account Services Executive. Mr. Butrico has over 37 years’ experience in the information technology industry. Mr. Butrico also served as a Councilman of the Borough of South Plainfield, New Jersey from 2002 to 2006, and its Mayor from 2007 to 2010. He sat on a number of boards including the Planning Board, and the Business Persons Advisory Board. Mr. Butrico is qualified to serve on the Board of Directors because his public service experience in Middlesex County, New Jersey, including his time as Mayor of South Plainfield, will benefit the Board and the Company. In addition, his expertise in information technology is valuable to the Board.

Robert E. Gregory is currently a director of the Company and the Bank, and previously served as a director at The Town Bank. Mr. Gregory has been the President of NJ Galvanizing and Tinning Works, Inc. since 1982. In that capacity, Mr. Gregory is responsible for all budgeting and financial reporting. Mr. Gregory is an active member of numerous trade and non-profit organizations and is a past president of the Newark Ironbound Manufacturers Association. Mr. Gregory’s substantial experience as CEO of an industrial company with national clientele allows him to bring to the Board extensive managerial and financial ability. He is actively involved in Union County community activities and we believe his advocacy on behalf of the bank facilitates new business opportunities.

Robert B. Grossman, MD is currently a director of the Company and the Bank. Dr. Grossman is an orthopedic surgeon in private practice. Dr. Grossman is a licensed medical doctor in New Jersey and Colorado. He became Board Certified in orthopedic surgery in 1978, and is currently affiliated with Monmouth Medical Center, Riverview Medical Center and Drexel University. Dr. Grossman is a Fellow of the American Academy of Orthopaedic Surgery, the American Academy of Surgery, the American Sports Medicine Society and a past multi-term councilor at the Arthroscopic Association of North America, and the State Orthopedic Society. Dr. Grossman is a past president of the New Jersey Orthopaedic Society. He is a past consultant to the U.S. Soccer Federation World Cup Junior Team and a consultant at the U.S. Olympic Facility in Colorado. He was one of the founders and a member of the Board of Directors of Tinton Falls State Bank. He is the past President and past Chairman of the Board of the Jewish Federation of Greater Monmouth County, and is also the Campaign Chairman for Jewish Charities of Monmouth County. Dr. Grossman’s experience qualifying him for service as a director includes over 21 years of serving on bank boards, together with the knowledge and relationships gained through his extensive civic and community service.

William F. LaMorte is currently a director of the Company and the Bank. Mr. LaMorte has been the President of Ronstan Paper & Packaging Company, Inc. for the past 39 years. Ronstan Paper is a distributor of packaging materials, paper and janitorial products based in Eatontown, New Jersey. Mr. LaMorte is a past President of Monmouth Center for Vocational Rehabilitation and the MCVR Foundation, Inc. He is also a past President of ARC of Monmouth County. Mr. LaMorte’s experience qualifying him for service as a director includes 39 years of business and management experience gained while running a paper and packaging distribution company. He has also been an active volunteer leader and advisor within the local non-profit community.

Joseph F. X. O’Sullivan currently serves as a director of the Company and the Bank. Since 2009, Mr. O’Sullivan has been a managing member with Fleetwood Leasing, LLC. Mr. O’Sullivan previously served as Chairman and Director of the Board of Directors of The Town Bank until it was acquired by the Company in 2006. From 1979 to 1985, Mr. O’Sullivan was a Principal Managing Director serving as Chief Credit Officer and Syndication Manager for Vendor Funding, an equipment finance company, until the business was acquired in 1986 by First NH Banks, an operating unit of Bank of Ireland. He continued to serve in those capacities as Executive Vice President until becoming Chief Financial Officer in 1990. In 1992, he became President of Credit America Corp., which specialized in equipment leasing and commercial finance in the petroleum industry. He served there until 1995, when he became Principal Managing Director of Fleetwood Financial Corp., an equipment leasing company. He served in that capacity until 2006, when Fleetwood Financial was acquired and transitioned into a bank-owned captive leasing operation. Mr. O’Sullivan served as Executive Vice President of Syndication and Risk Management of this operation until 2009, when the business was reacquired by Mr. O’Sullivan and senior management under Fleetwood Financial Leasing, LLC and Fleetwood Leasing, LLC. Mr. O’Sullivan’s experience qualifying him for service as a director includes his financial expertise from a diverse and extensive commercial finance and leasing background over a 41-year career. His knowledge of the Union and Middlesex County markets is important in the ongoing business development efforts of the Company. Mr. O’Sullivan has served as a bank director since 1998.

John J. Perri, Jr., CPA is currently a Vice Chairman of the Board of the Company and the Bank. Mr. Perri is a Certified Public Accountant and a partner in the accounting firm of Raymond, Perri & DeSeno, LLC, located in Tinton Falls, New Jersey. He is currently a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Perri brings to the Board over 39 years of public accounting experience, including extensive knowledge of accounting principles, financial reporting and tax issues, and the evaluation of financial results. Mr. Perri is qualified as a “financial expert” under the relevant criteria established under SEC regulations, and has acted as Chairman of the Audit Committee of Two River from its inception, as well as Chairman of the Audit Committee of the Company since 2007.

William Statter is currently a director of the Company and the Bank. Mr. Statter is the former owner of Rumson Pharmacy, located in Rumson, New Jersey. Mr. Statter is a former member of the Community Advisory Board of Tinton Falls State Bank. He is the former President of the Rumson Board of Health and a former member of the Rumson Juvenile Conference Committee. At this time, Mr. Statter is the Chairman of the Board of Trustees and Executive Director of Compassionate Sciences Alternative Treatment Center. Mr. Statter’s over 41 years of successful business ownership and management in the local community, primarily in the retail pharmacy environment, enable him to provide counsel to the board in considering new retail products and in evaluating a variety of credit requests. His personal investment experience and acumen make him a valuable member of several board committees.

Andrew A. Vitale, CPA is currently a director of the Company and the Bank. Mr. Vitale is a Certified Public Accountant and the Partner-in-Charge of WithumSmith+Brown’s (WS+B) Red Bank office. Founded in 1974, WS+B is an accounting and consulting firm with over 500 professionals across six states. Upon joining WS+B in 1985, he co-founded the firm’s Red Bank office and established and expanded the firm's presence in the greater Monmouth County area. Mr. Vitale has over 36 years of professional accounting and business consulting experience serving a variety of companies and industries. His expertise is focused in providing services such as succession planning, acquisitions and divestitures and assisting clients with financial arrangements through banks, investment brokers and financial institutions. He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Vitale is also very active in community affairs, serving as chairman and on the Finance Committee of the Brookdale Community College Foundation. He is a former member of the Board of Directors of the American Conference on Diversity and is a former member of the Board of Trustees of CPC Behavioral Healthcare, where he also served as treasurer. His experience in accounting and audit over a 36-year career qualify him for service as a director.

Robin Zager is currently Corporate Secretary and a director of the Company and the Bank. Ms. Zager was licensed as a real estate broker by the State of New Jersey in 1982 and has devoted her entire career to the commercial real estate field. She is currently a Principal of Commercial Property Advisors LLC, a real estate transaction, property and asset management, and consulting firm located in Fair Haven, New Jersey. Her volunteer experiences include past service as a Trustee of Congregation B’nai Israel in Rumson, New Jersey, where she served on the Endowment and Israel Scholarship Committees, and currently serves on the Long Range Planning Committee. Ms. Zager is a former Director of Eastern Monmouth Area Chamber of Commerce (EMACC). Active in the Red Bank Chapter of Hadassah, she served as VP of Fundraising for several years, and currently serves as Treasurer. Active in Industrial/Commercial Real Estate Women (ICREW), Ms. Zager served as Treasurer for three years and then as President for two years. Following this statewide office, she served as a National Delegate to NNCREW, the national organization for commercial real estate women. Ms. Zager is active in the Atlantic Highlands Yacht Club in Atlantic Highlands, New Jersey. Ms. Zager’s experience as a licensed real estate broker in New Jersey and involvement in all elements of the commercial real estate market for over 34 years qualifies her for service as a director. Her expertise, strategic advice and development of new business for the bank have been beneficial in the organization’s profitable growth.

Recommendation and Vote Required

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES.

A director will be elected by a plurality of the votes cast at the Annual Meeting, whether in person or by proxy.

Executive Officers

Set forth below are the names of, and certain biographical information regarding, each executive officer of the Company who does not serve as a director of the Company.

A. Richard Abrahamian (age 56) is currently Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Abrahamian joined the Bank in March 2010 as Senior Vice President and Chief Financial Officer. In April 2010, he was appointed Senior Vice President and Chief Financial Officer of the Company and subsequently promoted to Executive Vice President and Chief Financial Officer in December 2010. Mr. Abrahamian previously served as Vice President, Treasurer and Chief Financial Officer of Center Bancorp, Inc. from March 2008 to January 2010, Vice President and Treasurer of Center Bancorp, Inc. from February 2008 to March 2008, and Senior Vice President and Chief Financial Officer of its banking subsidiary, Union Center National Bank, from February 2008 to January 2010. Prior to that, he was Senior Vice President and Chief Financial Officer of Synergy Financial Group, Inc. from 2005 to February 2008. Prior to his employment at Synergy Financial Group, Inc., Mr. Abrahamian was a Senior Vice President of PNC Bank from 2004 to 2005 and Vice President and Controller of United National Bancorp and a Senior Vice President and Chief Accounting Officer of its banking subsidiary, United Trust Bank, from 1992 until its acquisition by PNC in 2004. Mr. Abrahamian received an MBA from Fairleigh Dickinson University and graduated with distinction from the Stonier Graduate School of Banking in 1999.

Alan B. Turner (age 52) is currently Executive Vice President and Senior Loan Officer of the Bank. Mr. Turner joined the Bank in November of 2000 as Vice President of Commercial Lending, and served as Senior Vice President of Commercial Lending from June of 2003 until his promotion to Executive Vice President in January of 2007. Mr. Turner has over 29 years of banking and commercial lending experience. He began his banking career in 1987 at Chemical Bank N.J. as a credit and loan review analyst. From 1989 to 1995, he served as Assistant Vice President of Commercial Real Estate at Central Jersey Bank & Trust Company in Freehold. Following Central Jersey’s acquisition by NatWest, N.A. in 1995, Mr. Turner first served as Assistant Vice President and then as Vice President of Commercial Real Estate/Relationship Manager/Team Leader. He then became Vice President of Commercial Real Estate/Relationship Manager at NatWest’s successor, Fleet Bank, N.A. covering the Philadelphia/Washington corridor, through October of 2000.

Anthony A. Mero (age 45) has served as Senior Vice President and Chief Operating Officer of the Bank since September 2013. Prior to being hired by the Bank, he served as the Chief Operating Officer of Financial Resources FCU, a credit union in Bridgewater, New Jersey, since 2005. Mr. Mero’s career also includes working for United Jersey Bank, Summit Bank and Fleet Bank, where he developed a strong background in retail delivery, branch networks, strategic planning, social media and information technology. Mr. Mero holds an MBA from Centenary College.

ITEM 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company’s executive compensation program is designed to be closely linked to corporate performance and return to shareholders. Our Compensation Committee has a strong pay for performance philosophy and as a result, the compensation paid to the Company’s named executive officers is generally aligned with the Company’s performance on both a short-term and a long-term basis. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management.

The compensation of our named executive officers is described in the compensation tables and the accompanying narrative on pages 25 to 27 of this Proxy Statement. We urge you to read this disclosure before voting on this proposal.

Pursuant to the proxy rules under the Exchange Act and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide its shareholders with a separate non-binding shareholder vote to approve the compensation of the Company’s named executive officers, including the compensation tables, and any other narrative disclosure in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive compensation as described in this Proxy Statement. Shareholders may also abstain from voting. Accordingly, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2015 Summary Compensation Table, the other related tables and the accompanying narrative.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee or create or imply any additional fiduciary duty of the Board. Further, it will not affect any compensation paid or awarded to any executive. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate.

Required Vote

In order for the resolution set forth above to be approved, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at the Annual Meeting is required. Unless marked to the contrary, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" approval of such resolution.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ITEM 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected BDO USA, LLP as the Company’s independent public accountants for the 2016 fiscal year. BDO USA, LLP served as the Company’s independent registered public accounting since 2013.

In addition to selecting BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s 2016 fiscal year, the Audit Committee has directed that management submit the selection of the independent registered public accounting firm to the Company’s shareholders for ratification at the Annual Meeting. One or more representatives of BDO USA, LLP are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of BDO USA, LLP to shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Unless contrary instructions are given, the shares of common stock represented by the proxies being solicited will be voted “FOR” the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s 2016 fiscal year.

Independent Auditor Fees

The Sarbanes-Oxley Act of 2002 and the SEC auditor independence rules require all public accounting firms that audit issuers to obtain pre-approval from their respective audit committees in order to provide professional services without impairing independence.

Aggregate fees billed to us for the fiscal years ended December 31, 2015 and 2014, by our principal accounting firm, BDO USA, LLP, are shown in the following table:

	2015	2014

Audit fees (1)	$138,768	$135,074
Audit-related fees (2)	12,629	-
Tax fees (3)	19,888	18,762
All other fees	-	-

Total	$171,285	$153,836

(1)

Includes professional services rendered for the audit of the Company’s annual financial statements, the review of the financial statements included in Forms 10-Q, and Form S-3, including out-of-pocket expenses.

(2)	Audit related fees include the audit of the 401(k) plan.

(3)	Tax fees include the following: preparation of state and federal tax returns; assistance with calculating estimated tax payments; and assistance with other tax matters.

All services described above were approved in accordance with the Audit Committee’s pre-approval policy described directly below.

Audit Committee Pre-Approval Procedures

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The policy requires that all services to be performed by the Company’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The policy permits the Audit Committee to delegate pre-approval authority to one or more members, provided that any pre-approval decisions are reported to the Audit Committee at its next meeting. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The Company’s engagement of BDO USA, LLP as the Company’s independent registered public accounting firm was approved in advance by the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at the Annual Meeting is required to ratify the Board’s selection of the Company’s independent registered public accounting firm.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2016 FISCAL YEAR.

CORPORATE GOVERNANCE

General

The Company is committed to establishing sound principles of corporate governance which promote honest, responsible and ethical business practices. The Company’s corporate governance practices are actively reviewed and evaluated by the Board of Directors and the Nominating and Corporate Governance Committee. This review includes comparing the Board’s current governance policies and practices with those suggested by authorities active in corporate governance as well as the practices of other public companies. Based upon this evaluation, the Board has adopted those policies and practices that it believes are the most appropriate corporate governance policies and practices for the Company.

Board Composition and Committee Memberships

The Board is currently comprised of James M. Bollerman, Charles F. Butrico, Jr., Robert E. Gregory, Robert B. Grossman, William F. LaMorte, William D. Moss, Joseph F.X. O’Sullivan, Frank J. Patock, Jr., John J. Perri, Jr., William Statter, Andrew A. Vitale, and Robin Zager.

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee. The table below provides current membership for each of these Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Frank J. Patock, Jr.		X	X*
James M. Bollerman	X	X	X
Robert E. Gregory			X
Joseph F.X. O’Sullivan		X*
John J. Perri, Jr., CPA	X*	X
William Statter	X
Andrew A. Vitale, CPA	X		X
Robin Zager			X

X = Committee member; * = Chairperson

Director Independence

The common stock of the Company is listed on the Nasdaq Global Market. Based on the subjective and objective criteria set forth in the Nasdaq listing standards and the SEC rules, the Board of Directors has determined that a majority of the directors are “independent” within the meaning of the Nasdaq independence standards.

The Board has determined that each member of the Audit Committee is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. It has also determined that each member of the Compensation Committee, after considering all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management, in connection with the duties of a compensation committee member, which factors include the source of compensation of such director (including any consulting, advisory or other compensatory fee paid by the Company), is independent, as independence is defined in Rule 5605(a)(2) of The Nasdaq Stock Market Listing Rules.

The Nominating and Corporate Governance Committee met on February 12, 2016 to determine the independence of the current members of the Board of Directors, four of which are nominees for election as a director of the Company at the Annual Meeting. All of the directors had previously completed a questionnaire that was used as a guide to assist in determining such person’s independence. The Nominating and Corporate Governance Committee reviewed each director’s relationship with the Company (and those of their immediate family) and other potential conflicts of interest as well as information related to transactions, relationships, or arrangements between the Company and the directors or parties related to such directors.

Following the Nominating and Corporate Governance Committee meeting, the Committee presented its conclusions to the Board. Taking into consideration the information provided by the Committee, the Board affirmatively determined that each of James M. Bollerman, Charles F. Butrico, Jr., Robert E. Gregory, Robert B. Grossman, William F. LaMorte, Joseph F.X. O’Sullivan, Frank J. Patock, Jr., John J. Perri, Jr., William Statter, Andrew A. Vitale, and Robin Zager has no material relationship with the Company affecting his or her independence as a director and that each is “independent” within the meaning of the independence standards established by Nasdaq.

In connection with the determination of Mr. LaMorte’s independence, the Committee considered the sale in 2015 of paper supplies to the Bank by Ronstan Paper and Packaging Company, a company controlled by Mr. LaMorte, in the total amount of $1,820, as well as his personal deposit relationship and his ownership of companies that have deposit and borrowing relationships with the Bank. The Committee also considered the banking transactions between the Bank and its other directors and officers and their associates. The Committee verified that these deposit and borrowing relationships were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank, and that in the opinion of management, these loans do not involve more than normal risk of collectability or present other unfavorable features.

Mr. Moss was deemed not to be independent by virtue of his current employment relationship with the Company and the Bank.

Board Leadership Structure

Our Board is led by a non-executive Chairman selected by the Board from time to time. Effective May 10, 2011, Frank J. Patock, Jr. assumed the position as non-executive Chairman of the Board. The Chairman of the Board organizes Board activities to enable the Board to effectively provide guidance to and oversight and accountability of management. To fulfill that role, the Chairman, among other things: creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with other members of the Board; provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy.

The functions of the Chairman include:

●	presiding over all meetings of the Board and shareholders, including regular executive sessions of non-management directors of the Board;

●	establishing the annual agenda of the Board and the agendas of each meeting in consultation with the Chief Executive Officer;

●	advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agenda and information needs for the committees of the Board;

●	defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

●	coordinating periodic review of management’s strategic plan for the Company;

●	leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

●	coordinating the annual performance review of the Chief Executive Officer and other key members of senior management;

●	consulting with committee chairs about the retention of advisors and experts;

●	acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

●

working with the Nominating and Corporate Governance Committee to develop and maintain the agreed-on definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

●

after consulting with other members of the Board and the Chief Executive Officer, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and committee chairs;

●	working with management on effective communication with shareholders, including being available for consultation and direct communication upon the reasonable request of major shareholders;

●	encouraging active participation by each member of the Board; and

●	performing such other duties and services as the Board may require.

Risk Oversight by Board

The Board oversees all business, property and affairs of the Company. The Chairman and the Company’s officers keep the members of the Board informed of the Company’s business through meetings and by providing reports and other materials to the members.

In addition to the general oversight of bank business, the Board on a monthly and quarterly basis reviews reports that summarize information on Strategic, Investment and Operational Risk. This information is provided by both internal senior management and external management consultant committees. These reports provide information to the Board on many specific risk elements such as, but not limited to, credit risk, portfolio management, interest rate risk, market monitoring and sensitivity, capital, the adequacy of the allowance for loan losses, liquidity and margin trends.

Audit Committee

The Audit Committee is comprised of John J. Perri, Jr., CPA (Chairman), James M. Bollerman, William Statter, and Andrew A. Vitale, CPA. The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

The Board has determined that all Audit Committee members are able to read and understand financial statements and at least two members, John J. Perri, Jr. and Andrew A. Vitale, both of whom are certified public accountants, qualify and serve as an “audit committee financial expert” in accordance with the applicable SEC rules. No member of the Audit Committee received any compensation from the Company during fiscal 2015 other than compensation for services as a director.

The Audit Committee Charter is available on the Bank’s website at www.tworiverbank.com under the Investor Relations tab, under Corporate Information – Governance Documents.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is comprised of four independent directors appointed by the Board of Directors (each of whom is independent for purposes of audit committee membership under applicable Nasdaq and SEC rules). The Audit Committee operates under a written charter that was adopted in October 2005 and has been amended from time to time. The Audit Committee Charter provides that the Audit Committee shall have the authority to appoint or replace the Company’s independent public accountants.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors perform an annual independent audit of the financial statements and express an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board. The Audit Committee assists the Board in monitoring:

●	the integrity of the financial statements of the Company;

●	the independent public accountants qualifications and independence;

●	the performance of the Company’s internal audit function and independent public accountants; and

●	the compliance by the Company with legal and regulatory requirements.

The Audit Committee reviews the results of the Company’s audit, of its interim quarterly reviews, the overall quality of the Company’s accounting policies and other required communications, including those described in Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications With Audit Committees.” The Company’s independent public accountants assist management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on the Company’s financial reporting. The Audit Committee also meets regularly with the Company’s independent public accountants without management present.

The Audit Committee reviews and discusses with management the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The Audit Committee also meets with Company management, without the Company’s independent public accountants present, to discuss management’s evaluation of the performance of the independent public accountants.

With respect to fiscal 2015, the Audit Committee:

●	met with management and BDO USA, LLP to review and discuss the Company’s audited financial statements and to discuss significant accounting issues;

●	periodically met with management to review and discuss quarterly financial results;

●	discussed with BDO USA, LLP the scope of its services, including its audit plan;

●	reviewed the Company’s internal control processes and procedures;

●

received and reviewed the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with BDO USA, LLP their independence from management and the Company;

●	reviewed and approved all audit and non-audit services provided by BDO USA, LLP during fiscal 2015;

●	reviewed and approved all internal audit reports;

●	reviewed and approved all Loan Review Programs; and

●	reviewed and approved all compliance audit reports.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee,

JOHN J. PERRI, JR., CPA (CHAIRMAN)
JAMES M. BOLLERMAN
WILLIAM STATTER
ANDREW A. VITALE, CPA

Compensation Committee

The Compensation Committee is comprised of Joseph F.X. O’Sullivan (Chairman), James M. Bollerman, Frank J. Patock, Jr. and John J. Perri, Jr., CPA each of whom has been determined by the Board to be “independent” within the meaning of the Nasdaq independence standards, after considering all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management, in connection with the duties of a compensation committee member, which factors include the source of compensation of such director (including any consulting, advisory or other compensatory fee paid by the Company).

No Compensation Committee member participates in any of the Company’s employee compensation programs. The Board has determined that none of the current Compensation Committee members has any material business relationships with the Company. William D. Moss, President and Chief Executive Officer of the Company, attended Compensation Committee meetings only when and to the extent requested by the Committee. Mr. Moss did not participate in determining his own compensation.

The Compensation Committee Charter is available on the Bank’s website at www.tworiverbank.com under the Investor Relations tab, under Corporate Information – Governance Documents.

Compensation Committee Interlocks and Insider Participation

Messrs. O’Sullivan, Patock, Bollerman, and Perri constitute all of the current directors who served on the Compensation Committee at any time during 2015. Each of them is an independent outside director.

No person who served on the Compensation Committee in 2015 is a current or former officer or employee of the Company or the Bank. No person who served on the Compensation Committee in 2015 had any transaction since January 1, 2011, or has any currently proposed transaction, in which the Company or Bank was or is to be a participant in which the amount involved exceeds $120,000, and in which the Compensation Committee member had or will have a direct or indirect material interest. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Frank J. Patock, Jr. (Chairman), James M. Bollerman, Robert E. Gregory, Andrew A. Vitale and Robin Zager.

The Nominating and Corporate Governance Committee is responsible for recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors. The Committee also reviews recommendations from shareholders regarding corporate governance matters and director candidates. The procedure for submitting recommendations for director candidates is set forth below under the caption “Selection of Director Candidates.”

In accordance with the marketplace rules of Nasdaq, the Nominating and Corporate Governance Committee is currently, and in 2015 was, composed entirely of independent, non-management members of the Board of Directors.

The Nominating and Corporate Governance Committee Charter is available on the Bank’s website www.tworiverbank.com under the Investor Relations tab, under Corporate Information – Governance Documents.

Selection of Director Candidates

The proposed slate of Class I Directors presented in this Proxy Statement consists of four individuals. If approved by the shareholders, the Company’s Board of Directors will be identical to the Board of Directors of the Bank. Beginning in May 2009, meetings of the Board of Directors of the Company and the Bank have been held concurrently for the conduct of business.

The Nominating and Corporate Governance Committee has established a policy regarding the consideration of director candidates, including those recommended by shareholders. The Nominating and Corporate Governance Committee, together with the President and other Board members, will from time to time as appropriate identify the need for new Board members. Particular proposed director candidates who satisfy the criteria set forth below and otherwise qualify for membership on the Board will be identified by the Nominating and Corporate Governance Committee. In identifying candidates, the Nominating and Corporate Governance Committee will seek input and participation from the President, other Board members, and other appropriate sources, to ensure that all points of view can be considered and the best possible candidates can be identified. The Nominating and Corporate Governance Committee may also, as appropriate, engage a search firm to assist it in identifying potential candidates. However, no such firm was utilized in connection with this year’s nominees. Members of the Nominating and Corporate Governance Committee, the President and other Board members, as appropriate, may personally interview selected director candidates and provide input to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will determine which candidate(s) are to be recommended to the Board for approval.

While the Company does not have a formal diversity policy for membership on the Board, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee.

Shareholders wishing to submit a director candidate for consideration by the Nominating and Corporate Governance Committee must submit the recommendation to Frank J. Patock, Jr., Chairman, Nominating and Corporate Governance Committee, c/o Two River Bancorp, 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724 in writing, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting. To ensure that a shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee has a significant stake in the Company, to qualify for consideration by the Nominating and Corporate Governance Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. The request must be accompanied by the information concerning the director candidate and the recommending shareholder described in Article I, Section 9 of the Company’s Bylaws for shareholder nominations for director. The Company may also request any additional background or other information from any director candidate or the recommending shareholder, as it may deem appropriate.

All directors play a critical role in guiding the Company’s long-term business strategy and in overseeing the management of the Company. Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

●	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

●	New Jersey business generation potential and social skills;

●	if the Committee deems it applicable, whether the candidate would be considered an audit committee financial expert or financially literate as described in the SEC or Nasdaq rules;

●

if the Committee deems it applicable, whether the candidate would be considered independent under the Nasdaq rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

●	demonstrated character and reputation, both personal and professional, consistent with the image and reputation of the Company;

●	willingness to apply sound and independent business judgment;

●	ability to work productively with the other members of the Board;

●	availability for the substantial duties and responsibilities of a director of the Company; and

●

availability and willingness to regularly act as an ambassador for the Company in the greater community and participate in the solicitation and encouragement of new business and individual banking relationships.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings

In 2015, the Board of Directors held 13 meetings, the Audit Committee held six meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held two meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and of the committees of which such director was a member.

Our current director attendance policy is that unless there are mitigating circumstances, such as medical, family or business emergencies, Board members are expected to participate in person at all Board meetings and all committee meetings of which the director is a member and to attend the Company’s annual meeting of shareholders. All Directors attended last year’s annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines provide for non-management directors to meet in executive session at least four times per year. On 10 occasions during 2015, the non-management directors met in executive session and during all other director meetings the opportunity to meet in executive session without management present was available.

Shareholder Communications Process

The Board of Directors provides a process for shareholders to send communications to the Board. Information regarding the Company’s process for shareholders to communicate with the Board of Directors and the manner in which such communications are forwarded is set forth in the Company’s Shareholder Communications Policy, which is available on our website at www.tworiverbank.com under the Investor Relations tab, under Corporate Information – Governance Documents.

Code of Conduct and Corporate Governance Guidelines

The Company has adopted a Code of Conduct (the “Code of Conduct”) which applies to the Company’s chief executive officer and principal financial and accounting officer and to all other Company directors, officers and employees. The Code of Conduct is available on our website at www.tworiverbank.com under the Investor Relations tab, under Corporate Information – Governance Documents. The Company will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to the chief executive officer, principal financial officer, principal accounting officer, any other executive officer or any director, at the same location on the Company’s website, or by filing a Current Report on Form 8-K with the SEC.

The Company has also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of the Company by the Board and its committees.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Company’s common stock as of March 1, 2016 by each director nominee, each continuing director, each of the Company’s named executive officers, and by all director nominees, continuing directors and executive officers as a group, including any options exercisable by such parties within 60 days after March 1, 2015. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares of Company common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Frank J. Patock, Jr.	144,921	(1)	1.82%
James M. Bollerman	31,470	(2)	0.40%
Charles F. Butrico, Jr.	6,608	(3)	0.08%
Robert E. Gregory	181,104	(4)	2.28%
Robert Grossman, MD	129,270	(5)	1.63%
William F. LaMorte	99,656	(6)	1.25%
Joseph F.X. O’Sullivan	98,003	(7)	1.23%
John J. Perri, Jr., CPA	100,638	(8)	1.27%
William Statter	102,732	(9)	1.29%
Andrew A. Vitale, CPA	17,910	(10)	0.23%
Robin Zager	105,230	(11)	1.32%
William D. Moss	139,177	(12)	1.75%
Alan B. Turner	68,288	(13)	0.86%
A. Richard Abrahamian	43,793	(14)	0.55%
All Directors and Executive Officers (15 persons)	1,274,200	(15)	15.79%

(1) Includes: 23,550 shares held solely by Mr. Patock’s spouse; 13,931 shares owned by Patock Construction Profit Sharing Trust, in which Mr. Patock is a principal; and options for 9,690 shares granted under Stock Option Plans of the Company.

(2) Includes: 23,150 shares held by a retirement plan of which Mr. Bollerman is the primary beneficiary; and options for 4,120 shares granted under Stock Option Plans of the Company.

(3) Includes: 3,008 shares held by a retirement plan of which Mr. Butrico is the primary beneficiary.

(4) Includes: options for 9,690 shares granted under Stock Option Plans of the Company.

(5) Includes: 71,094 shares that are held jointly with Dr. Grossman’s spouse, 8,130 shares held by a retirement plan of which Dr. Grossman is the primary beneficiary, 809 shares owned solely by Dr. Grossman’s spouse, 945 shares held in trust for minors for which Dr. Grossman has voting control; and options for 2,060 shares granted under Stock Option Plans of the Company.

(6) Includes: 1,844 shares held solely by Mr. LaMorte’s spouse, 71,978 shares owned by Ridge Investments, of which Mr. LaMorte is a principal; and options for 9,690 shares granted under Stock Option Plans of the Company.

(7) Includes: 2,547 shares held in the names of Mr. O’Sullivan’s children, for which Mr. O’Sullivan is deemed to have beneficial ownership; 11,847 shares held by a retirement plan of which Mr. O’Sullivan is the primary beneficiary; and options for 9,690 shares granted under Stock Option Plans of the Company.

(8) Includes: options for 9,690 shares granted under Stock Option Plans of the Company.

(9) Includes: 28,550 shares that are held jointly with Mr. Statter’s spouse; 50,448 shares held by a retirement plan of which Mr. Statter is the primary beneficiary; 1,968 shares owned solely by Mr. Statter’s spouse; and options for 9,690 shares granted under Stock Option Plans of the Company.

(10) Includes: 4,550 shares held by a retirement plan of which Mr. Vitale is the primary beneficiary.

(11) Includes: 6,208 shares held solely by Ms. Zager’s spouse; and options for 4,120 shares granted under Stock Option Plans of the Company.

(12) Includes: 5,601 shares held solely by Mr. Moss’s spouse; 9,466 shares held by a retirement plan of which Mr. Moss is the primary beneficiary; 1,110 shares held by Mr. Moss’s children; and 7,000 shares of restricted stock granted pursuant to the Two River Bancorp 2007 Equity Incentive Plan.

(13) Includes: 1,652 shares held by a retirement plan of which Mr. Turner is the primary beneficiary; 7,042 shares of restricted stock granted pursuant to the Two River Bancorp 2007 Equity Incentive Plan; and options for 26,798 shares granted under Stock Option Plans of the Company.

(14) Includes: 6,890 shares of restricted stock granted pursuant to the Two River Bancorp 2007 Equity Incentive Plan; and options for 26,374 shares granted under Stock Option Plans of the Company.

(15) Includes: 20,932 shares of restricted stock granted pursuant to the Two River Bancorp 2007 Equity Incentive Plan; and options for 127,012 shares granted under Stock Options Plans of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based on a review of the copies of reports furnished to the Company, the Company believes that during the year ended December 31, 2015, none of its officers, directors and 10% beneficial owners failed to timely file any reports required by Section 16(a) of the Exchange Act.

Principal Shareholders

As of March 1, 2016, no person owns of record or is known by the Board of Directors to be the beneficial owner of more than five percent of our outstanding common stock.

DIRECTOR COMPENSATION

The following table details the compensation paid to our non-employee directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
James M. Bollerman	29,500		-	223	29,723
Charles J. Butrico, Jr.	23,000		-	-	23,000
Robert E. Gregory	23,000		-	205	23,205
Robert B. Grossman, MD	21,500		-	256	21,756
William F. LaMorte	36,600		-	212	36,812
Joseph F.X. O’Sullivan	35,600		-	243	35,843
Frank J. Patock, Jr.	73,000	(2)	-	473	73,473
John J. Perri, Jr., CPA	38,800		-	282	39,082
William Statter	35,500		-	560	36,060
Andrew A. Vitale, CPA	26,000		-	173	26,173
Robin Zager	34,000		-	225	34,225

(1) Reflects amounts of imputed income under the life insurance program, which we describe under the caption “Director Life Insurance Program.”

(2) Includes $40,000 which Mr. Patock received for serving as Chairman of the Board during 2015.

Fees Earned or Paid in Cash

In 2015, the fee for attending holding company and bank board meetings was $1,500 per meeting attended, and the fee for attending committee meetings was $500 per meeting. The chairperson of each of the Asset/Liability, Audit and Compensation committees receives an additional fee of $400 per meeting. In addition, Mr. Patock received an annual stipend of $40,000 for serving as Chairman of the Board of the Company and the Bank.

Director Life Insurance Program

The Company purchased single premium life insurance for certain directors in 2004, 2010, 2011 and 2013. Under these director insurance programs, a covered individual is provided with insurance coverage in the amount of $100,000. Coverage will remain in effect even if the individual’s service as a member of the Board of Directors ceases, if certain vesting requirements are met. The director will forfeit any right to a benefit under the program if the Company terminates the director for cause. The Company paid the premiums for the director life insurance program in the year the policies were purchased. The Company has all ownership rights to the policies and all cash values under these policies. The imputed income for life insurance paid for the benefit of the individual directors is represented in the “All Other Compensation” column of the 2015 Director Compensation table.

EXECUTIVE COMPENSATION

This section of the Proxy Statement explains our compensation program for our principal executive officer and our other two most highly-compensated executive officers for 2015, which we refer to collectively in this Proxy Statement as our “named executive officers.” The Company has elected to use the “smaller reporting company” rules issued by the SEC regarding the disclosure of executive compensation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
William D. Moss President and Chief Executive Officer	2015 2014	319,500 307,200	40,000 40,000	41,500 37,500	32,935 26,214	29,945 29,167	463,880 440,081
A. Richard Abrahamian Executive Vice President and Chief Financial Officer	2015 2014	194,000 184,000	30,000 30,000	29,463 22,092	40,986 39,047	16,149 15,649	310,598 290,788
Alan B. Turner Executive Vice President and Senior Loan Officer	2015 2014	196,500 191,500	30,000 30,000	29,463 23,016	17,248 14,564	18,245 18,427	291,456 277,507

(1)  When we refer to “stock awards,” we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions we describe in the Management’s Discussion and Analysis section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Messrs. Moss, Abrahamian and Turner were awarded 5,000, 3,050 and 3,050, respectively, shares of Two River Bancorp common stock during 2015 having a value of $41,500, $29,463 and $29,463, respectively, and this amount is included under the column “Stock Awards” for 2015. Messrs. Moss, Abrahamian and Turner were awarded 5,000, 2,630 and 2,740, respectively, shares of Two River Bancorp common stock during 2014 having a value of $37,500, $22,092 and $23,016, respectively, and this amount is included under the column “Stock Awards” for 2014. These stock awards vest in equal increments over a five year period.

(2)  The amounts in this column represent the change in the actuarial present value of the named executive officer’s accumulated benefit under his Supplemental Executive Retirement Agreement with the Company (as computed on the pension plan measurement dates used for financial statement reporting purposes for the Company’s audited financial statements in fiscal 2015 and 2014). The Company does not offer any non-qualified defined contribution plans and no named executive officer received preferential or above-market earnings on deferred compensation.

(3)  The amounts in this column for 2015 and 2014 include the following:

●

For Mr. Moss, in 2015: $5,485 for use of an automobile, $1,162 of imputed income for split dollar life insurance for Mr. Moss’s benefit, $12,698 for the cost of a club membership approved by the Compensation Committee and a contribution of $10,600 to the Company’s 401(k) Plan on behalf of Mr. Moss to match a pre-tax elective deferral contribution made by Mr. Moss, and in 2014: $5,334 for use of an automobile, $1,030 of imputed income for split dollar life insurance for Mr. Moss’s benefit, $12,403 for the cost of a club membership approved by the Compensation Committee and a contribution of $10,400 to the Company’s 401(k) Plan on behalf of Mr. Moss to match a pre-tax elective deferral contribution made by Mr. Moss.

●

For Mr. Abrahamian, in 2015: $7,275 for use of an automobile, $595 of imputed income for split dollar life insurance for Mr. Abrahamian’s benefit, and a contribution of $8,279 to the Company’s 401(k) Plan on behalf of Mr. Abrahamian to match a pre-tax elective deferral contribution made by Mr. Abrahamian, and in 2014: $7,544 for use of an automobile, $516 of imputed income for split dollar life insurance for Mr. Abrahamian’s benefit, and a contribution of $7,589 to the Company’s 401(k) Plan on behalf of Mr. Abrahamian to match a pre-tax elective deferral contribution made by Mr. Abrahamian.

●

For Mr. Turner, in 2015: $9,662 for use of an automobile, $431 of imputed income for split dollar life insurance for Mr. Turner’s benefit, and a contribution of $8,152 to the Company’s 401(k) Plan on behalf of Mr. Turner to match a pre-tax elective deferral contribution made by Mr. Turner, and in 2014: $10,389 for use of an automobile, $390 of imputed income for split dollar life insurance for Mr. Turner’s benefit, and a contribution of $7,648 to the Company’s 401(k) Plan on behalf of Mr. Turner to match a pre-tax elective deferral contribution made by Mr. Turner.

Executive Life Insurance

During 2004, the Company entered into an endorsement split dollar life insurance arrangement with several executives. Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies. In the event that a covered employee terminates employment with the Company, then all rights of the employee under the agreement and the policies cease, unless the employee had both attained age 60 and completed 10 years of service with the Company (including years of service prior to implementation of the agreements) at the time of termination of employment, in which case coverage will remain in effect until death. In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment or termination from employment due to a disability, coverage will remain in effect until death. The employee’s rights would cease in the event of termination of employment for cause (as defined in the agreements). The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2004.

The Company owns the policies and all cash values under these policies. Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from 1.0 to 1.5 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement. The Company is entitled to all other amounts payable under the policies. During 2015, Messrs. Moss and Turner were parties to these agreements. At December 31, 2015, the death benefit payable under Mr. Moss’s policy was $319,500, and the death benefit payable under Mr. Turner’s policy was $196,500.

During 2010, the Company entered into a new endorsement split dollar life insurance arrangement with several executives that replaced or supplemented the split dollar life insurance arrangements established in 2004. Under the terms of the individual life insurance agreements, the covered employees obtain current life insurance protection while employed, and cash value accumulates under the underlying policies. In the event that a covered employee terminates employment with the Company, then all rights of the employee under the agreement and the policies cease, unless the employee had attained age 65 or had been a participant in the plan at least five years, in which case a portion of the benefit will remain in effect until death. (If the executive is a participant for zero through four years, the employee’s right to the benefit ceases, for five to nine years, the amount ranges from 50% to 90% of the benefit, and upon completion of ten years, the coverage is 100% of the agreed upon amount.) In addition, in the event of a change of control (as defined in the agreements) prior to termination of employment or termination from employment due to a disability, the agreement will remain in effect until death. The employee’s rights would cease in the event of termination of employment for cause (as defined in the agreements). The Company paid the insurance premiums for these split dollar life insurance arrangements in December 2009 and the arrangement was effective January 2010. Mr. Abrahamian was added to the arrangement in December 2010. The Company owns the policies and all cash values thereunder. Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay to the insured’s beneficiary an amount that ranges from 0.5 times to 1.0 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death or retirement. The Company is entitled to all other amounts payable under the policies. As of December 31, 2015, Messrs. Moss, Turner, and Abrahamian were parties to these agreements. At December 31, 2015, the death benefit payable under Mr. Moss’s policy was $159,750, the death benefit payable under Mr. Turner’s policy was $98,250, and the death benefit payable under Mr. Abrahamian’s policy was $291,000.

Also during 2010, the Company entered into a new endorsement split dollar life insurance arrangement with several executives under a Group Term Replacement Plan, which replaces all except $50,000 of the coverage from the group term insurance already provided by the Company. In the event that a covered employee terminates employment with the Company, then the rights of the employee under the agreement and the policies cease. The Company paid the insurance premiums for these split dollar life insurance arrangements in November 2010 and the arrangements were effective in December 2010. The Company owns the policies and all cash values thereunder. Upon the death of the covered employee, if the agreement is still in effect, the death proceeds will be used by the Company to pay the insured’s beneficiary an amount of 1.0 times the covered employee’s base annual salary (not including bonus or other forms of compensation) in effect at the time of his or her death less $50,000 to be provided by the group term insurance. The Company is entitled to all other amounts payable under the policies. At December 31, 2015, Messrs. Moss, Turner, and Abrahamian were active parties to these agreements. The death benefit payable under Mr. Moss’s policy was $269,500, the death benefit payable under Mr. Turner’s policy was $146,500, and the death benefit payable under Mr. Abrahamian’s policy was $144,000.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table represents stock options and unvested stock awards outstanding for each named executive officer as of December 31, 2015. All stock options have been adjusted for stock dividends and stock splits.

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
William D. Moss	--		--		--	--	4,000 (1) 5,000 (8)	39,800 49,750
Alan B. Turner	23,349 3,049 1,800	(2) (4) (6)	-- 762 1,200	(4) (6)	3.37 5.19 5.49	1/20/2019 12/12/2021 12/11/2022	1,800 (3) 2,192 (5) 3,050 (9)	17,910 21,810 30,348
A. Richard Abrahamian	21,630 2,884 1,860	(7) (4) (6)	-- 721 1,240	(4) (6)	3.83 5.19 5.49	4/20/2020 12/12/2021 12/11/2022	1,736 (3) 2,104 (5) 3,050 (9)	17,273 20,935 30,348

(1)

These stock awards were granted on January 24, 2014, and vest ratably in annual 20% increments over the five-year period ending on January 24, 2019. We granted these awards under the Two River Bancorp 2007 Equity Incentive Plan described below.

(2)	These options were granted on January 20, 2009. We granted these options under the Two River Bancorp 2007 Equity Incentive Plan described below.

(3)

These stock awards were granted on December 17, 2013, and vest ratably in annual 20% increments over the five-year period ending on December 17, 2018. We granted these awards under the Two River Bancorp 2007 Equity Incentive Plan described below.

(4)

These options were granted on December 12, 2011, and vest over a five-year period beginning December 12, 2012. We granted these options under the Two River Bancorp 2007 Equity Incentive Plan described below.

(5)

These stock awards were granted on December 15, 2014, and vest ratably in annual 20% increments over the five-year period ending on December 15, 2019. We granted these awards under the Two River Bancorp 2007 Equity Incentive Plan described below.

(6)

These options were granted on December 11, 2012, and vest over a five-year period beginning December 11, 2013. We granted these options under the Two River Bancorp 2007 Equity Incentive Plan described below.

(7)

These options were granted on April 20, 2010, and vest over a five-year period beginning April 21, 2011. We granted these options under the Two River Bancorp 2007 Equity Incentive Plan described below.

(8)

These stock awards were granted on January 15, 2015, and vest ratably in annual 20% increments over the five-year period ending January 5, 2020. We granted these awards under the Two River Bancorp 2007 Equity Incentive Plan described below.

(9)

These stock awards were granted on December 15, 2015, and vest ratably in annual 20% increments over the five-year period ending December 15, 2020. We granted these awards under the Two River Bancorp 2007 Equity Incentive Plan described below.

EXECUTIVE INCENTIVE, EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company maintains the Two River Bancorp 2007 Equity Incentive Plan, which the Company refers to as the “2007 Plan.” The following is a brief description of the 2007 Plan:

Types of Awards. The Plan provides that the Company may grant participants stock options, restricted stock, or such other awards as the Committee may determine. Options awarded under the Plan may be either options that qualify as incentive stock options (“ISOs”) under Internal Revenue Code, or options that do not, or cease to, qualify as incentive stock options under the Code.

Eligibility. Awards may be granted under the 2007 Plan to current and prospective employees, consultants, and non-employee directors.

Shares Available. As of December 31, 2015, there were 183,101 shares available for issuance under the 2007 Plan. This number of shares available for issuance has been adjusted for previously issued stock dividends.

Per-Person Award Limitations. Participants are limited in any year to awards under the 2007 Plan relating to no more than 25,000 shares per type of award (that is, options, restricted stock, and other awards), plus the amount of the participant’s unused annual limit relating to the same type of award as of the close of the previous year, subject to adjustment.

Terms of Stock Options. The exercise price per share purchasable under either an ISO or a NQSO may not be less than the fair market value of a share of stock on the date of grant of the option. The Compensation Committee will determine the term of each option, but no ISO may have a term in excess of ten years from the date of grant. The Compensation Committee will determine the time or times at which or the circumstances under which an option may be exercised.

Terms of Restricted Stock. Restricted stock is stock which is subject to certain restrictions and to a risk of forfeiture. The Compensation Committee will determine the period over which any restricted stock which is issued under the 2007 Plan will vest, and will impose such restrictions on transferability, risk of forfeiture, and other restrictions as the Compensation Committee may in its discretion determine. Unless restricted by the Compensation Committee, a participant granted restricted stock will have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends with respect to that stock.

Change in Control. In general, in the event of a Change in Control (as defined in the 2007 Plan) all outstanding unvested awards will become fully exercisable and vested as of the time of the Change in Control, and all restricted stock and awards subject to risk of forfeiture will become fully vested. The Compensation Committee may, at its discretion, determine to extend to any participant who holds options or other awards, the right to elect during the 60-day period immediately following a Change in Control, in lieu of acquiring shares, to receive in cash (based upon a formula as described in the 2007 Plan).

Supplemental Executive Retirement Agreements

On January 1, 2005, the Bank entered into supplemental executive retirement agreements with each of Messrs. Moss and Turner, effective November 1, 2004, to provide nonqualified pension benefits to the participants. On January 19, 2012, the Bank also entered into a supplemental executive retirement agreement with Mr. Abrahamian to provide nonqualified retirement benefits to him. These agreements have been amended from time to time since their execution.

Under the SERP Agreements, upon the executive attaining age 65, each is entitled to an annual benefit. Mr. Moss’s annual benefit is $100,000 and Messrs. Turner and Abrahamian’s annual benefits are $71,000 each. The foregoing benefits commence within 30 days after a participant attains their specified age and are paid in monthly installments for 15 years.

In addition to the foregoing, the SERP Agreements also provide for the following benefits, which are payable upon the following events, commence at the following times, and are paid in the following forms:

●

In the event that a participant separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, the participant is entitled to a pro-rata annual benefit based on his age at the time he separates from service ($52,122, $18,573, and $17,254 for Messrs. Moss, Turner, and Abrahamian, respectively, as of December 31, 2015), commencing within 30 days after he separates from service and paid in monthly installments for 15 years;

●

In the event that a participant becomes disabled while in active service prior to age 65, the participant is entitled to a pro-rata annual benefit based on his age at the time he becomes disabled ($61,710, $42,216, and $28,697 for Messrs. Moss, Turner, and Abrahamian, respectively, as of December 31, 2015), commencing within 30 days after he attains age 65 and paid in monthly installments for 15 years;

●

In the event that a participant dies while in active service prior to age 65, the participant is entitled to a pro-rata benefit based on his age at the time of his death ($747,818, $415,524, and $504,883 for Messrs. Moss, Turner, and Abrahamian, respectively, as of December 31, 2015), paid in a lump sum within 90 days after the date of death; and

●

In the event that a change in control occurs while a participant is a full-time employee, the participant is entitled to a pro-rata annual benefit based on his age at the time of the change in control ($77,750, $43,202, and $50,872 for Messrs. Moss, Turner, and Abrahamian, respectively, as of December 31, 2015), commencing within 30 days after he separates from service and paid in monthly installments for 15 years.

Payments from the SERP Agreements may be delayed upon a participant’s termination of employment in accordance with Code Section 409A.

On August 21, 2013, the Bank amended the SERP Agreements to revise the definition of “Change in Control” so that it now means:

(i)	the sale or disposition by the Company of all of its stock in the Bank, or the sale or disposition by the Bank of substantially all of its assets;

(ii)	the acquisition of voting common capital stock of the Company in a single transaction or a series of interdependent transactions as a result of which the acquirers actually own or control common capital stock representing the right to cast at least a majority of the votes which could, without giving effect to any change in the capital structure of the Company which occurs subsequent to the consummation of such transaction or series of transactions, be cast at the next regular meeting of shareholders; or

(iii)

a merger, consolidation or other reorganization of either or both of the Company or the Bank as a result of which as least a majority of the Board of Directors of the surviving entity are not Continuing Directors. “Continuing Directors” shall be those individuals who are directors of the Company or the Bank, as the case may be, at such time as the plan of merger, consolidation or other reorganization is approved by the board of directors of the Company or the Bank.

In addition, Mr. Moss’s SERP Agreement was amended to increase the annual benefit that Mr. Moss will receive in the event that he separates from service prior to age 65 for reasons other than death, disability, an involuntary termination for cause, or a change in control, based on his age at the time he separates from service. Mr. Moss’s other benefits under the SERP (including upon Change in Control, death, disability or attainment of age 65) were unchanged. In addition, his SERP Agreement now provides that if benefits commence at a date between dates specified in the benefit schedule for the SERP Agreement, the benefits shall be pro-rated from the date specified in the benefit schedule. Due to numerous prior amendments, Mr. Moss’s SERP Agreement was amended and restated.

Employment Agreement with William D. Moss

On August 21, 2013, the Company and the Bank entered into an employment agreement with Mr. Moss (the “Employment Agreement”), effective as of June 1, 2013, which replaced his prior employment agreement, which expired by its terms on May 31, 2013. The initial term of the Employment Agreement expires on the later of: May 31, 2016 or, if a Change in Control of the Company (defined in the Employment Agreement to include among other things an acquisition of the Company by an unaffiliated party or the acquisition of a majority of the voting securities of the Company) occurs at any time prior to May 31, 2016, the second anniversary of the occurrence of such Change in Control.

Mr. Moss’s annual base salary under the Employment Agreement may be no less than $277,000, which may be increased by the Company’s Board of Directors. Mr. Moss is eligible to receive a discretionary annual bonus in an amount determined by the Company’s board, which will be based on performance standards that are consistent with industry standards for similarly situated bank holding companies and community banks. Additionally, the Company will lease or purchase an automobile for use by Mr. Moss, and will pay the membership fees and dues for Mr. Moss to be a member of a country club agreed to by the parties.

In the event that Mr. Moss’s employment is terminated involuntarily without Cause (defined below) or he terminates his employment voluntarily for Good Reason (defined below), he will be entitled to a lump-sum cash payment equal to one times the sum of (i) his base salary; and (ii) the average of the cash bonuses paid to him in the last two full calendar years. In such an event, Mr. Moss will also be entitled to have the title of the automobile purchased or leased for his use to be transferred to him, free of all liens and encumbrances, for the consideration of $1.00. Mr. Moss is entitled to continued coverage for a period of 12 months following his termination date under the medical and dental benefit plans and life and disability insurance plans in which he participates as of the date of his termination, at and under the same costs, terms and conditions applicable to employees with similar titles. If Mr. Moss’s continued participation under such plans would be prohibited, the Company will provide Mr. Moss with periodic payments, in amounts it determines are sufficient, in its reasonable discretion, to defray the cost to Mr. Moss of obtaining materially identical benefits. In addition to the foregoing, after a Change in Control, in the event that Mr. Moss’s employment is terminated involuntarily without Cause or he terminates employment voluntarily for Good Reason, he will be entitled to an additional lump-sum cash payment equal to one times the sum of (i) his base salary; and (ii) the average of the cash bonuses paid to him in the last two full calendar years.

If Mr. Moss is terminated for Cause or without Good Reason, he is only entitled for payment for benefits and salary accrued to the date of his termination. The Employment Agreement defines “Cause” as: (i) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism; (ii) willful and continued failure to perform his duties after at least one written warning from the Company’s board; or (iii) willful misconduct of any type, which causes material injury to either or each of the Company or the Bank. The Employment Agreement defines “Good Reason” as any material breach of the Employment Agreement or material failure of the Company to tender performance under the Employment Agreement; or any of the following actions taken without the express written consent of Mr. Moss: (i) the material diminution in his current functions; (ii) any transfer to an office outside New Jersey or another location greater than 50 miles from his current location; or (iii) a reduction in his annual base salary.

The Employment Agreement contains a covenant not to compete prohibiting Mr. Moss, in the event he is terminated for Cause or resigns without Good Reason or if he is terminated for Cause or resigns without Good Reason after a Change in Control and is paid the additional lump sum payment, from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which the Bank or any other existing subsidiary of the Company maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, the Bank or any other such subsidiary of the Company for a period of twelve months. For the twelve month period set forth above, he will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which Mr. Moss has an interest.

The Employment Agreement contains provisions to the effect that if the Company determines in good faith that any payment or benefit received or to be received by Mr. Moss pursuant to the Employment Agreement (which does not include the portion of payments allocated to the non-compete provisions of the Employment Agreement, which are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code (the “Code”), or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered to be “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, then such Total Payments will be reduced in the manner reasonably determined by Company, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times Mr. Moss' “base amount” (as defined in Section 280G(b)(3) of the Code).

Change in Control Agreements

On August 21, 2013, the Company entered into change in control agreements with Mr. Abrahamian and Mr. Turner (the “CIC Agreements”), which were amended on May 29, 2015. The term of the CIC Agreements will terminate on May 31, 2017 unless a Change in Control of the Company, as defined in the CIC Agreement, occurs prior to such date, in which case the CIC Agreement will terminate on the earlier of (i) the executive’s death, or (ii) the second anniversary of the Change in Control, whichever is later. The CIC Agreement provides that, if a Change in Control occurs during the term of the CIC Agreement, the executive is provided with certain employment continuity and termination benefits for the “Contract Period,” which is defined as the period beginning one day prior to and ending on that date which the second anniversary after the occurrence of a Change in Control. It also provides that if a Change in Control occurs within six months after the executive has either been terminated in the absence of Cause (as defined below), or resigned with Good Reason (as defined below), the executive will provided with the payments described in the paragraph below within thirty (30) business days after the occurrence of the Change in Control. A “Change in Control” is defined in the CIC Agreement in the same manner as defined in the SERP Agreements.

In the event that during the Contract Period (a) the executive’s employment is terminated by the Company without Cause or (b) the executive terminates his employment voluntarily for Good Reason, the executive will be entitled to a lump-sum cash payment equal to two times his highest annual compensation, including only salary and cash bonus, paid during any of the three calendar years immediately prior to the Change in Control. The executive is entitled to continued coverage for the remainder of the Contract Period under the medical and dental benefit plans, and life and disability insurance plans, in which the executive participates as of the date of his termination without Cause or resignation with Good Reason, under the same costs, terms and conditions as are applicable to employees with similar titles. If the executive’s continued participation under such plans would be prohibited under their terms, the Company will provide him with periodic payments in such amount as it determines to be sufficient, in its reasonable discretion, to defray the cost of obtaining materially identical benefits. If the executive is terminated for Cause or resigns without Good Reason during the Contract Period, the executive will be entitled only to payment for benefits and salary accrued to the date of his termination.

The CIC Agreement defines “Cause” as: (i) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism; (ii) willful and continued failure to perform his duties after at least one written warning from the board of directors of the Company; or (iii) willful misconduct of any type, which causes material injury to either or each of the Company or the Bank.

The CIC Agreement defines “Good Reason” as any material breach of the CIC Agreement or material failure of the Company to tender performance under the CIC Agreement; or any of the following actions taken without the express written consent of the executive: (i) the material diminution in his current functions; (ii) any transfer to an office outside New Jersey or another location greater than 50 miles from his current location; or (iii) a reduction in his annual base salary.

The CIC Agreement contains a covenant not to compete providing that, if the executive receives the lump-sum payment under the CIC Agreement, the executive will be prohibited from being employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in any county in New Jersey within which the Bank or any other existing subsidiary of the Company maintains an office or branch, which directly competes with, or reasonably could be expected to materially adversely affect the revenues generated by, the Bank or any other such subsidiary of the Company. This prohibition lasts for a period of 12 months following his receipt of the lump-sum payment. For the 12 months following the executive’s receipt of the lump-sum payment, the executive will be prohibited from soliciting the Company’s employees in a senior managerial, operation or lending capacity, or the Company’s highly skilled employees with access to and responsibility for any confidential information, to become employed or engaged by him or with any person, firm, company or association in which the executive has an interest.

The CIC Agreements each contain provisions to the effect that if the Company determines in good faith that any of the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered to be “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code, then such Total Payments will be reduced in the manner reasonably determined by Company, in its sole discretion, to the extent necessary so that the Total Payments will be less than three times the executive's “base amount” (as defined in Section 280G(b)(3) of the Code).

CERTAIN TRANSACTIONS WITH MANAGEMENT

Transactions with Related Persons

The Bank has made loans to the Company’s directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2015, the Bank had total loans and loan commitments outstanding to directors and executive officers and their affiliates of approximately $15.8 million, or approximately 17.0% of total shareholder’s equity at that date. As of December 31, 2015, no director or executive officer of the Company was in default under any loan transaction with the Bank. Two River Bancorp has not made any loans to any person.

The Board has determined that other than the transactions described in the preceding paragraphs, no transactions occurred since the beginning of fiscal year 2015 or are currently planned involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons that would require disclosure as a “related person transaction.”

Nasdaq Marketplace Rule 5630(a) requires that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Nominating and Corporate Governance Committee.

Our Code of Conduct requires all officers to make full written disclosure to the CEO and the Board of Directors and obtain written approval from the CEO of all proposed outside employment, directorships or fiduciary appointments. Directors, or a business in which the Director is a partner, significant shareholder, director or executive officer, may provide services to us or to our customers in a transaction with us, subject to disclosure to and approval by the CEO and subject to disclosure to and approval by the Board of Directors when the CEO reasonably believes there is the potential for a material conflict between our interests and the Director’s or his client’s interests. In the case of a transaction with a family member, or a business in which the family member is a partner, significant shareholder, director or executive officer, relating to service or product supplier or otherwise, prior approval by the Board of Directors and competitive pricing are required. If it relates to a family member of an employee (and not a member of senior management), CEO approval may substitute for approval by the Board of Directors.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in the Company’s notice of shareholders’ meeting for the proposal to be properly considered at a shareholders’ meeting.

Proposals of shareholders which are eligible under SEC rules to be included in the Company’s 2017 proxy materials must be received by the Corporate Secretary of the Company no later than December 6, 2016.

If the Company changes the date of its 2017 Annual Meeting to a date more than 30 days from the anniversary of the date of its 2016 Annual Meeting, then the deadline for submission of shareholder proposals will be changed to a reasonable time before the Company begins to print and mail its proxy materials. If the Company changes the date of its 2017 Annual Meeting in a manner that alters the deadline, the Company will so state under Part II, Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

Under our Bylaws, written notice of shareholder nominations to the Board of Directors must be delivered to the Company’s Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that if the annual meeting is not scheduled to be held within 30 days before or after such first anniversary date, such written notice may be given at any time prior to the later of (i) the 19th day prior the annual meeting date or (ii) the tenth day following the date that the annual meeting date is first publicly disclosed. We anticipate holding our next annual meeting in May 2017. Accordingly, any shareholder who wishes to have a nomination considered at the 2017 annual meeting must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed action) to the Company’s Secretary between January 18, 2017 and February 17, 2017.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board, and return it in the enclosed envelope.

By Order of the Board of Directors

William D. Moss
President and Chief Executive Officer

A copy of the annual report to shareholders for the fiscal year ended December 31, 2015 accompanies this Proxy Statement. The annual report is a combined report with the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2015 filed with the SEC. The Company will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary, Two River Bancorp, 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

TWO RIVER BANCORP

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on May 18, 2016

The undersigned hereby appoints Alan B. Turner, A. Richard Abrahamian, and William D. Moss and each of them, with full power of substitution, as attorneys and proxy holders for the undersigned, to attend the 2016 Annual Meeting of Shareholders of Two River Bancorp (the “Company”), to be held at The Oyster Point Hotel, located at 146 Bodman Place, Red Bank, New Jersey, on Wednesday, May 18, 2016, at 10:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1.	To vote for the following nominee for election as a Class I director of the Company:	For	Withhold

JAMES M. BOLLERMAN

	To vote for the following nominee for election as a Class I director of the Company:	For	Withhold

ROBERT B. GROSSMAN

	To vote for the following nominee for election as a Class I director of the Company:	For	Withhold

JOHN J. PERRI, JR.

	To vote for the following nominee for election as a Class I director of the Company:	For	Withhold

ROBIN ZAGER

2.	A non-binding advisory vote approving the compensation of the Company’s named executive officers.	For	Against	Abstain

3.	Ratify selection of BDO USA, LLP as the Company’s independent registered public accounting firm.	For	Against	Abstain

4.	In their discretion, on the conduct of other business if properly raised.

If this proxy is properly signed and is not revoked, the proxy holders will vote as specified herein or, if a choice is not specified, they will vote “FOR” the nominees listed in Item 1, “FOR” the proposals set forth in Items 2 and 3, and in their discretion on the conduct of other business if properly raised.

Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.

Date:	, 2016

(Signatures)